UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

BLACKHAWK NETWORK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35882	43-2099257
(Commission File Number)	(IRS Employer Identification Number)

6220 Stoneridge Mall Road

Pleasanton, CA 94588

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (925) 226-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

On March 24, 2014, Safeway Inc. (“Safeway”) announced that its Board of Directors had declared a special stock dividend of the 37,838,709 shares of Class B common stock, par value $0.001 per share (the “Class B Stock”), of Blackhawk Network Holdings, Inc. (the “Company”) owned by Safeway to Safeway stockholders of record as of the close of business on April 3, 2014 (the “Record Date”). The distribution of the special stock dividend (the “Distribution”) was made on April 14, 2014 (the “Distribution Date”) in the form of a pro-rata common stock dividend. Safeway stockholders received 0.164291 of a share of Class B Stock for every share of Safeway common stock held as of the close of business on the Record Date. No fractional shares of Class B Stock were distributed. Instead, Safeway will deliver cash in lieu of fractional shares to Safeway stockholders entitled to receive less than one share of Class B Stock. Prior to the Distribution, Safeway had held approximately 71.9% of the 52.6 million total outstanding Blackhawk shares, consisting of 37,838,709 shares of Class B Stock and 10,592 shares of Blackhawk’s Class A common stock. Effective as of the Distribution Date, Safeway is no longer a controlling stockholder of the Company and ceased to own any shares of Class B Stock.

Attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference, is a copy of the Company’s press release dated April 14, 2014 announcing completion of the Distribution.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of Blackhawk Network Holdings, Inc. dated April 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2014	BLACKHAWK NETWORK HOLDINGS, INC.

	By:	/s/ David E. Durant
	Name:	David E. Durant
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Blackhawk Network Holdings, Inc. dated April 14, 2014.